EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT:  Thomas W. Schneider - President, CEO
          James A. Dowd - Vice President, CFO
          Telephone:  (315) 343-0057


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     PATHFINDER BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END EARNINGS

Oswego, New York, February 7, 2006 Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) reported net income of $462,000, or $0.19 per diluted share, for the year ended December 31, 2005 as compared to $1.4 million, or $0.57 per diluted share, for the same period in 2004. For the three months ended December 31, 2005, the Company reported a net loss of $37,000, or $(0.02) per diluted share, compared to $200,000, or $0.08 per diluted share, for the same period in 2004.

Total assets decreased $5.1 million, or 2%, during 2005, primarily due to a $7.0
million  reduction  in interest earning deposits.   In total, deposits decreased
slightly  to  $236.4  million  from  $236.7  million  at  2004.

"Compressed net interest margin caused by a significant flattening of the yield curve combined with increased expenses associated with opening a new branch, have adversely impacted company earnings for 2005", according to Thomas W. Schneider, President and CEO. "We have taken certain actions in the fourth quarter, including staff reductions and investment portfolio restructurings that resulted in a loss for the quarter, but are designed to improve earnings going forward."

"Our new branch in the Central Square market has produced deposit growth that exceeded expectations and commercial loan growth in the fourth quarter was very strong. We expect this positive activity to continue into 2006, and, combined with the fourth quarter restructurings, improve results in 2006. Improved earnings will be challenged, however, by continued margin pressures resulting from the insignificant difference between short, mid, and long term interest rates".

Net interest income for the year ended December 31, 2005 decreased $163,000 when compared to the same period during 2004. Interest income increased $620,000, or 4%, offset by an increase in interest expense of $783,000, or 14%. Net interest rate spread decreased to 3.07% for the year ended December 31, 2005 from 3.22% for the same period in 2004. Average interest-earning assets increased 3% to


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$278.8  million  for  the  year  ended  December  31, 2005 as compared to $270.6 million for the year ended December 31, 2004. The yield on interest earning assets increased 8 basis points to 5.49% compared to 5.41% for the same period in 2004. The increase in average interest earning assets is primarily attributable to a $13.6 million increase in the average balance of investment securities, offset by a decrease of $4.2 million in average interest-earning deposits and a $1.1 million decrease in the average balance of the loan portfolio. Average interest-bearing liabilities increased $7.8 million, and the cost of funds increased 24 basis points to 2.42% from 2.18% for the same period in 2004. The increase in the average balance of interest-bearing liabilities resulted primarily from an $8.1 million, or 4%, growth in average deposits. The growth in deposits primarily resulted from the opening of a new branch in Central Square, New York.

Provision for loan losses at December 31, 2005 decreased 58% to $311,000 from $738,000 for the same period in 2004. The decrease in the provision primarily resulted from fewer charge-offs and improving asset quality, combined with slower loan growth. The Company's ratio of allowance for loan losses to period end loans has decreased to 0.89% at December 31, 2005 from 0.98% at December 31, 2004. Nonperforming loans to period end loans decreased to 0.89% at December
31,  2005,  compared  to  0.99%  at  December  31,  2004.

Non-interest income, net of gains and losses from the sale of securities, loans and foreclosed real estate, increased to $2.3 million for the year ended December 31, 2005 compared to $2.0 million for the same period in the prior year. The increase in non-interest income is primarily attributable to a $351,000 increase in service charges on deposit accounts and a $43,000 increase in value of bank owned life insurance, partially offset by a $57,000 decrease in loan servicing fees and a $16,000 reduction in other charges, commissions and fees. The increase in service charges on deposit accounts is attributable to an increase in the number of demand accounts and their related fees, combined with a full years effect of a fee enhancement program. The decrease in loan servicing fees is primarily attributable to a reduction in internal mortgage legal fees and a reduction in late charges on mortgages, offset by a reduction in the amortization of mortgage servicing rights. The decrease in other charges, commissions and fees is primarily attributable to the recording of $54,000 of New York State grant income in 2004 related to a Company-wide leadership training initiative, offset by increased debit card usage income and foreign ATM usage fees. The training expenses associated with the 2004 grant were recorded separately as an operating expense.

Net gains and losses from the sale of securities, loans and foreclosed real estate decreased $1.4 million, to a net loss of $293,000 for the year ended December 31, 2005, compared to a net gain of $1.1 million for the same period in the prior year.

Operating expenses increased 8% from the prior year to $10.0 million from $9.3 million. During 2005, salary and employee benefits, data processing expenses, professional and other services and other expenses increased $325,000, $245,000, $120,000 and $39,000, respectively. The increase in salaries and employee benefits was primarily due to the salaries and benefits associated with an increase in staffing from the opening of a new branch and fourth quarter personnel realignment costs. The increase in data processing expenses was primarily due to increased internet banking costs, increased processing charges on customer accounts, an increase in depreciation resulting from software purchases and increased maintenance expenses associated with the core system. Professional and other services increased as a result of consulting fees and advertising for the opening of a new branch.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York. The Bank has seven full service offices located in its market area consisting of Oswego and Onondaga County. Financial highlights for Pathfinder Bancorp, Inc. are attached. Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

                                              PATHFINDER BANCORP, INC.
                                                FINANCIAL HIGHLIGHTS
                                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                              For the three months            For the twelve months
                                                               ended December 31,               ended December 31,
                                                                  (Unaudited)                     (Unaudited)
                                                          ------------------------------  ------------------------------
                                                               2005            2004            2005            2004
                                                          --------------  --------------  --------------  --------------
CONDENSED INCOME STATEMENT
  Interest income                                         $       3,784   $       3,640   $      15,098   $      14,478
  Interest expense                                                1,704           1,428           6,356           5,573
                                                          --------------  --------------  --------------  --------------
    Net interest income                                           2,080           2,212           8,742           8,905
  Provision for loan losses                                          82             331             311             738
                                                          --------------  --------------  --------------  --------------
    Net interest income after provision for loan losses           1,998           1,881           8,431           8,167
  Other income                                                      540             802           2,024           3,047
  Other expense                                                   2,621           2,410          10,044           9,307
                                                          --------------  --------------  --------------  --------------
  Income before taxes                                               (83)            273             411           1,907
  Provision for income taxes                                        (46)             73             (51)            502
                                                          --------------  --------------  --------------  --------------
    Net income                                            $         (37)  $         200   $         462   $       1,405
                                                          ==============  ==============  ==============  ==============

KEY EARNINGS RATIOS
    Return on average assets                                      -0.05%           0.26%           0.15%           0.47%
    Return on average equity                                      -0.70%           3.64%           2.16%           6.45%
    Return on average tangible equity (A)                         -0.88%           4.64%           2.72%           8.17%
    Net interest margin (tax equivalent)                           3.13%           3.25%           3.21%           3.35%


SHARE AND PER SHARE DATA
  Basic weighted average shares outstanding                   2,463,132       2,441,262       2,456,110       2,435,274
  Basic earnings per share                                $       (0.02)  $        0.08   $        0.19   $        0.58
  Diluted earnings per share                                      (0.02)           0.08            0.19            0.57
    CASH EARNINGS PER SHARE - BASIC (B)                           (0.00)           0.10            0.27            0.67
  Cash dividends per share                                       0.1025          0.1025           0.410          0.4050
  Book value per share                                                -               -            8.50            8.91

                                                           (Unaudited)
                                                           December 31,    December 31,    December 31,    December 31,
                                                               2005            2004            2003            2002
                                                          --------------  --------------  --------------  --------------
SELECTED BALANCE SHEET DATA
  Assets                                                  $     296,949   $     302,037   $     277,940   $     279,056
  Earning assets                                                266,198         273,532         254,755         253,319
  Total loans                                                   189,568         186,952         188,717         180,482
  Deposits                                                      236,377         236,672         206,894         204,522
  Borrowed Funds                                                 31,360          35,360          40,960          42,860
  Junior subordinated debentures                                  5,155           5,155           5,000           5,000
  Shareholders' equity                                           20,928          21,826          21,785          23,230

ASSET QUALITY RATIOS
  Net loan charge-offs to average loans                            0.24%           0.33%           0.19%           0.90%
  Allowance for loan losses to period end loans                    0.89%           0.98%           0.91%           0.82%
  Allowance for loan losses to nonperforming loans                99.94%          98.76%          57.32%          86.57%
  Nonperforming loans to period end loans                          0.89%           0.99%           1.59%           0.95%
  Nonperforming assets to total assets                             0.82%           0.88%           1.15%           1.11%

  (a) Tangible equity excludes intangible assets
  (b) Cash earnings excludes noncash charges for amortization relating to intangibles and the allocation of ESOP stock:

                                                                  For the three                 For the twelve
                                                             months ended December 31,      months ended December 31,
                                                          ------------------------------  ------------------------------
                                                              2005             2004            2005            2004
                                                          --------------  --------------  --------------  --------------
    Net  Income                                           $         (37)  $          200  $          462  $        1,405
    Add back (net of tax effect):
          Amortization of intangibles                                34               34             135             135
          Stock-based compensation                                    -               21              54              83
                                                          --------------  --------------  --------------  --------------
    Cash earnings                                         $          (3)  $          255  $          651  $        1,623
                                                          ==============  ==============  ==============  ==============